EXHIBIT 99.1

Company Contact:

Discovery Partners International

Chief Executive Officer                                                        Chief Financial Officer

Michael C. Venuti, Ph.D.                                                      Craig Kussman

(650) 228-1299                                                                       (858) 228-4113

ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL ANNOUNCES RESIGNATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

SAN DIEGO, CA — NOVEMBER 14, 2005 - Discovery Partners International, Inc. announced today that Riccardo Pigliucci has resigned from his positions as Chief Executive Officer and Chairman of the Board effective immediately.  Harry F. Hixson, Ph.D., currently the Company’s lead independent director, has assumed the role of Chairman of the Board and Michael C. Venuti, Ph.D. has been appointed the acting Chief Executive Officer.  The Board and Mr. Pigliucci agreed mutually that he would resign as Chief Executive Officer as well as from his position as a member of the Board.  Mr. Pigliucci’s resignation was prompted by a mutual difference of opinion with the Board over the Company’s strategic plans.

“The Board of Directors of Discovery Partners began a strategic review earlier in the year, and continues to evaluate and pursue those options that are consistent with building value for the Company’s shareholders,” stated newly appointed Chairman, Harry F. Hixson, Ph.D.  “We were pleased to announce Mike Venuti’s appointment as Chief Scientific Officer in May of this year. His appointment today to the position of acting Chief Executive Officer reflects the importance of experienced scientific leadership to Discovery Partners as we carefully consider any new strategic options.”

To date, based on this strategic review process, Discovery Partners has divested substantially all of the assets of its former Discovery Systems division in a management-led buyout.  The Company did not consider these assets to be integral to bringing added value to its drug discovery collaborations.  In the second quarter of 2005, Discovery Partners completed the acquisition of the assets of Biofrontera Discovery GmbH.  The Company believes that this acquisition helps to further distinguish Discovery Partners’ drug discovery platform by the addition of natural products capabilities in fermentation, purification, scale-up and structural identification in order to enhance its compound screening library.

“Discovery Partners is committed and dedicated to building value.  Our plan is to achieve this through drug discovery collaborations with both current and future partners.  We have begun to demonstrate our ability to integrate our expertise in biology with our expertise in synthetic and natural product based chemistry and to deliver valuable candidate compounds for further pre-clinical and clinical development by our partners,” stated acting Chief Executive Officer Michael C. Venuti, Ph.D.  “As part of the transformation, the Company will seek to move from what has historically been fee for service activities into collaborations that will bring our partners and our shareholders greater value.  We expect that this value will come either in the form of success payments for the achievement of specified milestones, or through the monetizaton of the economic interest we may carry in various candidate compounds.  To this end, we are exploring a variety of ways to achieve this, including shared risk collaborations that would generate partial ownership of the resulting compounds or programs, acquisition of early stage preclinical programs to which we can add value, or outright merger/acquisition opportunities,” continued Venuti.

As for the service-based segment of the business, Discovery Partners has observed continuing downward pressure on the prices of certain chemistry activities that it offers but that are integral to the drug discovery process.  Over the coming weeks, Discovery Partners expects to achieve clarity on the scope, if any, of continued service work with Pfizer Inc as a continuation or replacement of the Chemistry Products and Services Agreement between Discovery Partners and Pfizer that is scheduled to expire on January 5, 2006.  Discovery Partners believes it may not be possible to reach economic terms with Pfizer that are mutually acceptable even if work were awarded to Discovery Partners.  This is based in part on the “Adapting to Scale” initiatives announced by Pfizer that Pfizer expects to yield it $4 billion in cost savings on an annual basis by 2008.  Discovery Partners continues to believe that a demand exists for, and will continue to offer, chemistry focused collaborations that both make use of our technology platform and simultaneously are priced to build clear shareholder value.

“While we see downward pricing pressure on individual activities, such as library synthesis and target screening, we are encouraged by the value that the market is placing on the output that would be achieved from an integrated offering.    Over the past 18 to 24 months, the market has shown an increasing demand for, and witnessed ever increasing values being ascribed to, pre-clinical and early stage clinical candidates.  These are exactly the types of deliverables that can result from a successful collaboration with Discovery Partners,” concluded Venuti.

About Discovery Partners International, Inc.

Discovery Partners International, Inc. (DPI) is a small molecule and natural product based drug discovery company, offering collaborations and services complementing the internal capabilities of pharmaceutical and biopharmaceutical companies. DPI has the platform, the process, and the people, to carry out drug discovery from target to optimized leads. DPI has actively contributed to dozens of drug discovery collaborations. Discovery Partners International is headquartered in San Diego, California and has operations in the United States and Europe.  For more information on Discovery Partners International, Inc., please visit the company’s web site at http://www.discoverypartners.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. These include statements related to Discovery Partners’ strategic review and possible actions that DPI may enact based on its strategic review, Discovery Partners’ ability to build shareholder value, including by moving into more valuable collaborations, the sources of greater shareholder value, the means by which Discovery Partners will achieve greater shareholder value, and Discovery Partners’ ability to execute on those means, Discovery Partners’ expectations regarding its work with Pfizer and whether that will continue and on what terms, whether demand exists in the marketplace for chemistry focused solutions, and the values being ascribed to pre-clinical and early stage clinical candidates. Discovery Partners’ and its collaborators’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in their operations, collaborative relationships, development efforts and business environment, including technological risks, and risks and other uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and Discovery Partners’ other SEC reports.

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